K  E N N E T H   I.  D E N O S,   P. C.

September 14, 2000


Board of Directors
World-Wide Classics, Inc.
6427 South Blaine Drive
Murray, Utah 84107

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

The proposed offering and public distribution relates to 300,000 shares of Common Stock, $.001 par value to be offered and sold to the public at a price of $.50 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the corporation laws of the State of Delaware.

We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.


                                         Sincerely yours,

                                         KENNETH I. DENOS, P.C.

                                         /s/ Kenneth I. Denos
                                         ------------------------------------
                                         Kenneth I. Denos

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